Rule 424(b)(3)
                                                  Registration No. 333-8969

PROSPECTUS

                              550,000 SHARES


                       KING WORLD PRODUCTIONS, INC.

                               COMMON STOCK
                             ($.01 par value)
                      ______________________________

          This Prospectus relates to the offer and sale of 550,000 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of King World Productions, Inc., a Delaware corporation (the "Company"), which are issuable upon the exercise of certain stock options granted to the Selling Stockholders in connection with the grant of distribution rights to the Company for THE OPRAH WINFREY SHOW. See "Sell-ing Stockholders." The Selling Stockholders, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Shares from time to time on the New York Stock Exchange (the "NYSE") or on any other securities exchange on which the Common Stock is then listed, in the over the counter market, in negotiated transactions or otherwise, at prices and on terms to be determined at the time of sale. To the extent required, the number of Shares being offered and the terms of the offering, including the name or names of any agents, dealers or underwriters, the purchase price paid by any underwriter, any discounts or commissions and the proposed public offering price will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

          The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expense of preparing and filing the Registration Statement and the listing of the Shares on the NYSE are being paid by the Company, but the Selling Stockholders will bear any brokerage commissions or other sales expenses incurred in effecting any sales of the Shares. See "Selling Stockholders" and "Plan of Distribu-tion."

          The Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distri-bution of any Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commis-sions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under
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the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for two business days prior to the commencement of the distribution. In addition, without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder and may be subject, without limitation, to Rules 10b-5, 10b-6 and 10b-7 thereunder in connection with transactions in shares of the Common Stock during the effectiveness of the Registration Statement of which this Pro-spectus is a part.

          The Common Stock of the Company is listed on the NYSE under the symbol "KWP". On November 24, 1997, the last reported sale price of the Common Stock as reported on the NYSE was $56 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is November 25, 1997.
<PAGE 3>

                             TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .   3
Incorporation of Certain Documents by Reference . . . . . . . . . . . .   4
King World Productions, Inc.. . . . . . . . . . . . . . . . . . . . . .   4
Investment Considerations . . . . . . . . . . . . . . . . . . . . . . .   5
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . .   7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . .  11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
                      ______________________________

          No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representa-tions must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.


                           AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Stock is listed.

          This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities
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Act of 1933, as amended (the "Securities Act").  This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regula-tions of the Commission. Reference is made to such Registration Statement for further information with respect to the Shares offered hereby.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company with the Commission are hereby incorporated by reference:

          1. The Company's definitive Proxy Statement for its 1997 Annual Meeting of Stockholders.

          2. The Company's Annual Report on Form 10-K for the year ended August 31, 1997.

          3. "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A filed with the Commis-sion on August 22, 1986 pursuant to Section 12 of the Exchange Act, and "Description of Capital Stock" contained in the Registration Statement of the Company on Form S-1 (No. 33-8357).

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospec-tus to the extent that a statement contained herein or in any other subse-quently filed document which also is incorporated or deemed to be incorpo-rated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, excluding exhibits to such documents unless such exhibits are specifically incorpo-rated by reference into such documents. Any such requests may be directed to Steven A. LoCascio, King World Productions, Inc., c/o King World Corporation, 830 Morris Turnpike, Short Hills, New Jersey 07078.


                       KING WORLD PRODUCTIONS, INC.

          The Company was incorporated in October 1984 under the laws of the State of Delaware and is the successor to a corporation incorporated in
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1964 under the laws of the State of New Jersey to distribute or syndicate feature length films and television programs to television stations. The Company currently distributes first-run syndicated television programming to television stations throughout the United States, in Canada and in a number of other foreign countries.

          The Company's revenues are currently derived primarily from licenses to distribute THE OPRAH WINFREY SHOW, WHEEL OF FORTUNE, JEOPARDY! and INSIDE EDITION, a first-run syndicated series produced and distributed by the Company.

          The Company distributes THE OPRAH WINFREY SHOW pursuant to an agreement with Harpo, Inc. ("Harpo"), the producer of the series. The Company introduced THE OPRAH WINFREY SHOW in national television syndi-cation in the 1986-1987 television season and has served as the exclusive distributor of the series since such time. The Company distributes WHEEL OF FORTUNE and JEOPARDY! pursuant to agreements with Columbia TriStar Television (formerly Merv Griffin Enterprises).

          The Company's corporate headquarters are located at 12400 Wilshire Boulevard, Suite 1200, Los Angeles, California 90025 (310-826-
1108). Except as otherwise indicated or as implied by the context, references to the "Company" include King World Productions, Inc., its consolidated subsidiaries and its predecessor corporation.


                         INVESTMENT CONSIDERATIONS

          Investors should carefully consider the factors set forth below as well as the other information set forth in this Prospectus, including the information contained in the documents incorporated herein by refer-ence, before purchasing the Shares offered hereby.

          ANTI-TAKEOVER PROVISIONS. The Company's Restated Certificate of Incorporation and By-laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockhold-ers to change the management of the Company. The restated Certificate of Incorporation and By-laws provide for a Board of Directors classified in three classes and permit the Board to create new directorships and to elect new directors therefor to serve for the full term of the class of directors in which the new directorship was created. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacan-cies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred.

          In addition, the By-laws provide that (i) nominations for direc-tors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Secretary of the Company of its intention in advance of the meeting and
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furnishes certain information regarding itself and the intended nominee;
(ii) written notice of a nomination for election as a director by a stockholder must be given to the Secretary of the Company (a) with respect to an annual meeting, not more than 120 days nor less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, or (b) with respect to an election held at a special meeting, not later than the close of business on the seventh day following the date on which notice of the meeting is given; (iii) written notice of any proposal or other business to be brought before an annual meeting by a stockholder must be given to the Secretary of the Company not more than 120 days nor less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, and must contain certain information specified in the applicable By-law provision; and (iv) special meetings of the stock-holders of the Company may be called only by the Chairman of the Board, the President or a majority of the directors. Applicable provisions of the By-laws also specify the procedures by which action may be taken by the stockholders of the Company by written consent, including the manner in which the written consent procedure may be initiated and conducted and the results thereof determined. Provisions of the Company's By-laws can be changed only by majority vote of the Board of Directors or by the holders of at least 66 2/3% of the Company's outstanding voting stock.

          The Company's Restated Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation law, any "Business Combination" (defined in the Restated Certificate of Incorporation to include, among other things, a merger or consolidation or sale, lease, exchange or other disposition of more than 75% of the assets of the Company and its consolidated subsidiaries) requires the affirmative vote of the holders of 66 2/3% of the Company's then outstanding Common Stock and voting Preferred Stock, voting as a class, unless not less than 66 2/3% of the members of the Board of Directors approve the transaction in which case the provisions of Delaware law relating to the percentage of shareholder approval required, if any, shall apply to such Business Combination. The foregoing provisions of the Company's Restated Certifi-cate of Incorporation can be changed or amended only by an affirmative vote of at least 66 2/3% of the Company's then outstanding voting stock.

          The Company is also authorized to issue 5,000,000 shares of Preferred Stock, $.01 par value, in one or more series and with such powers, preferences and special rights, including voting rights, dividend rights, terms of redemption, liquidation preferences and conversion rights as the Board of Directors determines without further stockholder approval. The issuance of Preferred Stock could be used, under certain circumstances, as a method of preventing a takeover.

          The foregoing is a summary and is qualified in its entirety by the provisions of the Company's Restated Certificate of Incorporation and By-laws, copies of which have been filed with the Commission and are incorporated by reference elsewhere herein.

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          DIVIDENDS.  On May 16, 1997, the Company made a special dividend distribution of $2.00 per share to stockholders of record on April 25, 1997. The Company used approximately $74.8 million of its cash and liquid investments to pay the special dividend. The Company has no present plan to declare additional cash dividends in the foreseeable future. The Company requires capital resources to fund development, production and promotion costs for its programming, and intends to use its cash reserves and future earnings to finance such expenses and the development and expan-sion of its business.

          From time to time, the Company has used its cash reserves to make acquisitions of and investments in broadcast and related properties in the entertainment field, to repurchase shares of its Common Stock and to fund the cost of development, production and promotion of new programming. The Company continues to evaluate opportunities in these areas, and may seek to raise capital in public or private securities markets to finance such activities if it considers it advantageous to do so.


                           SELLING STOCKHOLDERS

          The Shares may be acquired by the Selling Stockholders from time to time upon exercise of stock options granted to them in connection with the execution and delivery of an Agreement dated as of January 28, 1991 (the "Harpo Agreement") between the Company and Harpo, which granted the Company the exclusive right to distribute and exploit episodes of THE OPRAH WINFREY SHOW ("THE OPRAH WINFREY SHOW" or the "SERIES") produced during the 1993-1994 and the 1994-1995 broadcast seasons. The Selling Stockholders are the principal executive officers of Harpo and Oprah Winfrey is the principal performer in the Series.

          Pursuant to the Harpo Agreement, a portion of the consideration paid by the Company for the right to distribute THE OPRAH WINFREY SHOW in the above-referenced two seasons was payable in the form of an option to purchase shares of the Company's Common Stock. In accordance with the Harpo Agreement and at the direction of Harpo, the Company entered into a stock option agreement with Jeffrey D. Jacobs dated as of January 25, 1991 (the "Jacobs 1991 Stock Option Agreement") and a stock option agreement with Ms. Winfrey dated as of January 28, 1991 (the "Winfrey 1991 Stock Option Agreement", and together with the Jacobs 1991 Stock Option Agree-ment, the "1991 Stock Option Agreements"). The 1991 Stock Option Agree-ments granted the Selling Stockholders options (the "1991 Options") to purchase an aggregate 1,000,000 shares of Common Stock (the "1991 Option Shares") at a purchase price of $25.50 per share (subject to adjustment in certain events). The Selling Stockholders exercised the 1991 Options as to 450,000 of the 1991 Option Shares on March 27, 1996, and sold all 450,000 shares on such date. The 550,000 Shares offered hereby are the remaining 1991 Option Shares that were granted pursuant to the 1991 Stock Option Agreements.
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          On March 17, 1994, the Company and Harpo entered into an exten-
sion and modification of the Harpo Agreement (the "Modified Agreement") relating to the distribution of the Series in the 1995-1996 through the 1999-2000 television seasons. Under the terms of the Modified Agreement, the Company was granted the exclusive right and has agreed to distribute episodes of THE OPRAH WINFREY SHOW produced through the 1999-2000 broadcast season, subject to Harpo's and Ms. Winfrey's right to decline to produce and host the Series in any season after the 1995-1996 season. After the 1999-2000 television season, Harpo will not be obligated to distribute the Series through the Company.

          Pursuant to the Modified Agreement and in consideration of Harpo's agreement to produce the Series in the 1995-1996 season, all 1991 Option Shares vested and became exercisable upon the execution of the Modified Agreement. In addition, the Company granted options (the "1994 Options") to Ms. Winfrey and Mr. Jacobs for an additional 450,000 shares of Common Stock and an additional 50,000 shares of Common Stock, respectively (the "1994 Option Shares"). Such options are exercisable at $33 5/8 per share and vested and became exercisable upon the execution of the Modified Agreement. In accordance with the Modified Agreement, the Company entered into a stock option agreement with Mr. Jacobs dated as of March 17, 1994 (the "Jacobs 1994 Stock Option Agreement") and into a stock option agree-ment with Ms. Winfrey dated as of March 17, 1994 (the "Winfrey 1994 Stock Option Agreement", and together with the Jacobs 1994 Stock Option Agree-ment, the "1994 Stock Option Agreements"). The Company also agreed to grant such individuals additional options to purchase an aggregate 250,000 shares for each season after the 1995-1996 season for which the Series is produced, at an exercise price equal to the closing price of the Common Stock on the date Harpo notifies the Company of its election to produce the Series for such season.

          On October 6, 1995, in connection with Harpo's and Ms. Winfrey's commitment to continue to produce and host the Series for the 1996-1997 and 1997-1998 broadcast seasons, the Company entered into stock option agree-ments with Ms. Winfrey and Mr. Jacobs (the "1995 Stock Option Agreements") to purchase an additional 500,000 shares of Common Stock (the 1995 Stock Options"). The 1995 Stock Options were fully vested at the time of grant and have exercise prices of $36.00 per share.

          On September 15, 1997, in connection with Harpo's and Ms. Winfrey's commitment to continue to produce and host the Series for the 1998-1999 and 1999-2000 broadcast seasons, the Company entered into stock option agreements with Ms. Winfrey and Mr. Jacobs (the "1997 Stock Option Agreements") to purchase an additional 500,000 shares of Common Stock (the 1997 Stock Options"). The 1997 Stock Options were fully vested at the time of grant and have exercise prices of $39 5/16 per share.

          Pursuant to the Modified Agreement, the Company from time to time advances funds to Harpo against Harpo's participation in revenues from the Series. The Selling Stockholders' rights in the 1994 Option Shares, the
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1995 Option Shares and the 1997 Option Shares and the proceeds of sales thereof may serve as additional collateral security for any required repay-ment of such advances if the Company determines, and notifies the Selling Stockholders, that Harpo's share of the projected revenues from the Series is inadequate to fully secure any such repayment. As of the date of this Prospectus, no such determination has been made by the Company. The Shares offered hereby are not subject to any lien of the Company and may be sold by the Selling Stockholders without restriction by the foregoing provi-sions.

          The following table sets forth the names and addresses of the Selling Stockholders and the number of Shares to be offered for the account of such Selling Stockholder. Any and all of such Shares may be offered for sale and sold by the Selling Stockholders from time to time by means of this Prospectus. Except as described in this Prospectus, within the past three years, none of the Selling Stockholders has held any position or office with the Company or any of its affiliates or had any other material relationship with the Company.


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                        Shares                       Shares
                        Bene-                        Bene-
                        ficially                     ficially
                        Owned             Shares     Owned        Percent
                        Prior to          Being      After        After
Name and Address        Offering          Offered    Offering(1)  Offering
________________        ________          _______    ___________  ________

Jeffrey D. Jacobs       205,843(2)(3)(4)  55,000(2)    150,843(3)(4)   *
c/o Harpo, Inc.
110 North Carpenter Street
Chicago, Illinois  60607

Oprah Winfrey         1,845,000(5)(6)    495,000(5)  1,350,000(6)   3.4%
c/o Harpo, Inc.
110 North Carpenter Street
Chicago, Illinois  60607

______________________

*    Less than 1%.

(1) Assumes the sale of all of the Shares being offered by the Selling Stockholders pursuant to this Prospectus.

(2) Includes 55,000 Shares not currently outstanding but issuable upon the exercise of options granted pursuant to the Jacobs 1991 Stock Option Agreement that are vested and exercisable on the date of this Prospectus.

(3) Includes (i) 50,000 shares of Common Stock not currently outstanding but issuable upon the exercise of options granted pursuant to the Jacobs 1994 Stock Option Agreement that are vested and exercisable on the date of this Prospectus, (ii) 50,000 additional shares of Common Stock not current-ly outstanding but issuable upon the exercise of options granted pursuant to the Jacobs 1995 Stock Option Agreement that are vested and exercisable on the date of this Prospectus and (iii) 50,000 additional shares of Common Stock not currently outstanding but issuable upon the exercise of options granted pursuant to the Jacobs 1997 Stock Option Agreement that are vested and exercisable on the date of this Prospectus.

(4) Includes 843 shares of Common Stock held in individual retirement account for the benefit of Mr. Jacobs. Excludes 843 shares of Common Stock held in individual retirement account for the benefit of Mr. Jacobs' wife. Mr. Jacobs disclaims beneficial ownership of such shares.
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(5)  Includes 495,000 Shares not currently outstanding but issuable upon the exercise of the options granted pursuant to the Winfrey 1991 Stock Option Agreement that are vested and exercisable on the date of this Prospectus.

(6) Includes (i) 450,000 shares of Common Stock not currently outstanding but issuable upon the exercise of options granted pursuant to the Winfrey 1994 Stock Option Agreement that are vested and exercisable on the date of this Prospectus, (ii) 450,000 additional shares of Common Stock not currently outstanding but issuable upon the exercise of options granted pursuant to the Winfrey 1995 Stock Option Agreement that are vested and exercisable on the date of this Prospectus and (iii) 450,000 additional shares of Common Stock not currently outstanding but issuable upon the exercise of options granted pursuant to the Winfrey 1997 Stock Option Agreement that are vested and exercisable on the date of this Prospectus.

                              USE OF PROCEEDS

          The Shares offered hereby will be sold by the Selling Stock-holders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, except that in certain circumstanc-es, the Company may require the Selling Stockholders to apply the proceeds of sales of the Shares as collateral security for the repayment of certain loans made by the Company to Harpo. In addition, the Company will receive the proceeds of any exercise of options in respect of the Shares. The Company intends to use the proceeds from any such option exercises for general working capital purposes. See "Selling Stockholders."


                           PLAN OF DISTRIBUTION

          The Company will not receive any proceeds from this offering.
Any distribution hereunder of the Shares by the Selling Stockholders may be effected from time to time in one or more of the following transactions:
(a) through brokers, acting as principal or agent, in transactions (which may involve block transactions), in special offerings, on the NYSE, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire Shares for their own account and resell the Shares in one or more transac-tions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to
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<PAGE 12>
dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or (e) by any other legally available means. Also, offers to purchase the Shares may be solicited by agents designated by the Selling Stockholders from time to time. Under-writers or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

          At the time a particular offering of Shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold hereunder unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

          The Company has been advised that, as of the date hereof, the Selling Stockholders have made no arrangement with any broker for the sale of the Shares. The Selling Stockholders and any underwriters, brokers or dealers involved in the sale of the Shares may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Stockholders and such brokers and dealers disclaim such status.

          Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and
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regulations thereunder, including without limitation Rules 10b-5, 10b-6 and
10b-7 thereunder, in connection with transactions in shares of Common Stock during the effectiveness of the Registration Statement of which this Pro-spectus is a part.

          The expenses of preparing and filing the Registration Statement and listing the Shares with the NYSE are being paid by the Company. Such expenses are estimated to be approximately
$27,400.

          Pursuant to the terms of the 1991, 1994, 1995 and 1997 Stock Option Agreements, the Selling Stockholders have agreed not to sell, in any three month period, more than the greater of (i) one percent of the outstanding shares of Common Stock, as disclosed in the Company's public report most recently filed with the Securities and Exchange Commission before the date of any sale and (ii) the average weekly reported trading volume of the Common Stock on the New York Stock Exchange and all other national securities exchanges on which the Common Stock is listed during the four calendar weeks preceding the date of any sale. The foregoing limitation does not apply in the case of a firm commitment registered public offering by the Selling Stockholders.

          Pursuant to the terms of the 1991, 1994, 1995 and 1997 Stock Option Agreements, the Company has, among other things, agreed to
(i) register the 1991 Option Shares, the 1994 Option Shares, the 1995 Option Shares and the 1997 Option Shares and bear all costs related to such registration, other than underwriting and brokerage commissions and discounts and the fees and expenses of the Selling Stockholders' attorneys;
(ii) indemnify the Selling Stockholders from any and all liabilities under federal and state securities laws with respect to the Registration State-ment, except as to information therein provided in writing by the Selling Stockholders; (iii) use its best efforts to keep the Registration Statement effective for a period of one hundred eighty (180) days from the effective date of the Registration Statement, or such longer period as may be necessary to dispose of all the 1991 Option Shares, the 1994 Option Shares, the 1995 Option Shares and the 1997 Option Shares under the resale limita-tions referred to the immediately preceding paragraph; and (iv) cause the 1991 Option Shares, the 1994 Option Shares, the 1995 Option Shares and the 1997 Option Shares to be listed on each securities exchange on which the Common Stock is listed at the time the Shares are issued.
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                               LEGAL MATTERS

          The validity of the Shares being offered hereby will be passed upon for the Company by the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111.


                                  EXPERTS

          The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registra-tion Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                              INDEMNIFICATION

          The Company's Restated Certificate of Incorporation limits the personal liability of directors to the Company or its stockholders for monetary damages for breaches of fiduciary duty, as directors, except for liability for any breach of directors' duty of loyalty to the Company or its stockholders, or acts or omissions not in good faith or which involve intentional misconduct or violation of law under Section 174 of the Dela-ware General Corporation Law, or any transaction from which a director derived an improper personal benefit. This provision of the Company's Restated Certificate of Incorporation is consistent with the Delaware General Corporation Law, which permits Delaware corporations to include in their certificates of incorporation a provision limiting directors' liability for monetary damages for certain breaches of their fiduciary duties as directors.

          The Company's By-laws provide for indemnification of officers, directors and employees of the Company to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corpora-tion Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investiga-tive (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable
<PAGE 15>
cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and that the Delaware General Corporation Law requires court approval before there can be any indemnifi-cation of expenses where the person seeking indemnification has been found liable to the Company.

          The Company also maintains agreements with each of its directors requiring the Company to maintain in effect policies of directors' and officers' liability insurance in specified minimum amounts, or, in lieu thereof, to hold harmless and indemnify the director to the full extent of the coverage that would otherwise have been required to be provided pursuant to the agreement. In addition, the agreements require the Company to hold harmless and indemnify the director, to the full extent permitted by the Delaware General Corporation Law or any other statutory provisions authorizing or permitting indemnification of directors, from and against any losses suffered or incurred by the director in excess of the amounts reimbursed under the Company's directors' and officers' liability insurance policy or the indemnity provided in lieu thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons control-ling the Company pursuant to the Company's By-laws, the Delaware General Corporation Law or agreements between the Company and its officers, directors and controlling persons, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.